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                                                                    Exhibit 10.7



[CELLOMICS LOGO]


November 9, 1998


Michael A. Nemzek
70 Lake View Ave.
Cambridge, MA 02138

Dear Mike:

We are pleased to offer you the position of Senior Vice President for Sales and Marketing for Cellomics, Inc. This position is an officer of the corporation. In this capacity, you will be reporting to the CEO and will assume responsibility for:

         (a) Developing a sales and marketing plan for all Cellomics, Inc. products based on the strategic business plan developed with the CEO and other senior management;
         (b) Working with the CEO and other senior management in negotiating business deals with pharmaceutical companies;
         (c)      Preparing revenue projections based on business plan;
         (d) Coordinating the strategic marketing and sales plan with Carl Zeiss, worldwide; and
         (e) Managing the sales and marketing program including the relationship with Carl Zeiss.

Your starting salary will be $14,167.00 per month, subject to annual increases as approved by the Board of Directors. In addition to your salary, you will be eligible to receive an annual performance bonus of up to 35 percent of your base salary, subject to the review and approval of the Board of Directors. The performance bonus will be based on attaining the following goals during your first year of employment:

         (a) Meeting revenue projections that are mutually defined by January 15, 1999;
         (b) Successfully launching the ArrayScan(TM) II System for broad sales;


                  635 William Pitt Way o Pittsburgh, PA 15238
                   Phone (412) 826-3600 o Fax (412) 826-3850



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         (c)      Successfully launching 4 screening kits;
         (d) Successfully launching the ArrayScan(TM) III (ArrayScan Kinetic Module) manufactured by Carl Zeiss for Cellomics, Inc. as an OEM product;
         (e) Successfully launching the Integrated Drug Discovery Platform manufactured by Carl Zeiss in North America;
         (f) Successfully launching the initial version of the Cellomics(TM) Database and the Cellomics Screen and Cellomics Discovery informatics products.

To the extent that the above goals are attained in part, a pro rata bonus will be paid. In subsequent years, the annual bonus will be subject to mutually agreed-upon goals.

In addition, your employment will include the standard benefits package available to all Cellomics full-time employees, including full coverage of company-paid health care (medical and dental), three weeks paid-time-off per year, paid holidays, and participation in the 401k retirement plan.

In connection with your employment, you will be granted an option to purchase 30,000 shares of Common Stock of the Company at an exercise price of $0.56 per share. Twenty-five percent (25%) of the shares subject to such option will vest on the anniversary date of the grant on an annual basis over four years from the date of grant. An additional option to purchase 5,000 share of Common Stock will be available as part of the performance bonus described above. Successful completion of the performance goals will result in the granting of an option to purchase these shares at an exercise price of $0.56. These additional shares will vest under the same terms as the original options starting with the date of hire.

The Company is prepared to offer you assistance for expenses related to your move at an amount of $50,000.00. This will be in the form of a lump sum. This lump sum payment is based on your employment for at least one year. You will be required to repay the Company the total amount if you leave on your own accord before the end of one year. In addition, the Company will pay for up to 2 round trips for you and your spouse to visit the Pittsburgh area. This offer is subject to submission of an I-9 form and satisfactory documentation with respect to your identification and right to work in the United States no later than three Pittsburgh days after your employment begins.

As a Cellomics employee, you will be expected to abide by company rules and regulations. You will specifically be required to sign an acknowledgment that you have read and understand the company rules of conduct, which will be included in a handbook which the company will soon complete and distribute. You will be expected to sign and comply with a proprietary information and nondisclosure agreement which requires,


         Cellomics, Inc. o 635 William Pitt Way o Pittsburgh, PA 15238
                   Phone (412) 826-3600 o Fax (412) 826-3850


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among other provisions, the assignment of patent rights to any invention made during your employment at Cellomics, Inc. and nondisclosure of proprietary information.

As an employee, you may terminate your employment at any time and for any reason whatsoever with notice to Cellomics, Inc. We request that, in the event of resignation, you give the company at least two weeks notice. Similarly, Cellomics, Inc. may terminate your employment at anytime and for any reason whatsoever, with or without cause. In the event your employment with the Company is terminated for any reason other than for cause, you will receive salary continuation and benefits for a period of time ending on the earlier of six months from termination or until you begin other full time employment. This severance payment will be contingent on your agreement to not be employed by a company competing with Cellomics, Inc. within one year of your termination date.

If you wish to accept employment with Cellomics, Inc. under the terms set out above, please sign and date this letter, and return it to me by November 23, 1998. If you accept our offer, we would like you to start on or before December 7, 1998.

I am personally enthusiastic about you joining Cellomics and helping to build an exciting company. I look forward to a favorable reply.

Sincerely,

/s/ D. Lansing Taylor
------------------------------
D. Lansing Taylor, Ph.D.
President & CEO


Enclosure(s)




Accepted:


/s/ Michael A. Nemzek
------------------------------
Michael A. Nemzek

November 12, 1998
------------------------------
Dated



          Celomics, Inc. o 635 William Pitt Way o Pittsburgh, PA 15238
                   Phone (412) 826-3600 o Fax (412) 826-3850